Exhibit 99.3

September 30, 2021

Mount Rainier Acquisition Corp.

256 W. 38th Street, 15th Floor

New York, NY 10018

Re:	Founder Shares Transfer

Ladies and Gentlemen:

Reference is made to (i) the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among Mount Rainier Acquisition Corp., a Delaware corporation (the “Company”), and A.G.P./Alliance Global Partners, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 15,000,000 of the Company’s units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and three-fourths of one redeemable warrant (the “Warrant”); (ii) that certain Subscription Agreement (the “AGP Subscription Agreement”) by and between Mount Rainier Acquisition Corp., a Delaware corporation (the “Company”), and A.G.P./Alliance Global Partners, as representative (the “Representative”), pursuant to which the Representative received 1,265,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”); (iii) that certain Subscription Agreement (the “Sponsor Subscription Agreement”) by and between the Company, and DC Rainier SPV LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor received 2,551,919 shares of common stock, par value $0.0001 per share, of the Company; and (iv) that certain letter agreement (the “Original Side Letter”) dated September 27, 2021 by and among the Representative, the Sponsor and the Company. This letter agreement amends, restates and replaces the Original Side Letter in its entirety, which Original Side Letter is null and void.

In order to induce the Sponsor to participate in its role as Sponsor to the Company in connection with entering into the Underwriting Agreement and the Public Offering, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Representative hereby: (i) assigned and transferred 300,000 of the Shares to Sponsor effective as of September 27, 2021, and (ii) agrees to assign and transfer 50,000 of the Shares to Sponsor effective as of the date hereof. In addition, if the underwriters exercise their over-allotment option in connection with the Public Offering, the Representative hereby agrees to assign and transfer an additional 50,000 of the Shares to Sponsor effective as of the date on which the underwriters exercise the overallotment option.

This letter agreement may not be changed, amended, modified or waived as to any particular provision, with or without the consent of the parties hereto. No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This letter agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this letter agreement or of any other term or provision hereof. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this letter agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Unless otherwise specifically provided herein, the terms, rights and obligations with regard to the Shares upon transfer to the Sponsor shall be governed by the terms, rights and obligations as set forth in the Sponsor Subscription Agreement.

[Signature Page Follows]

Sincerely,

DC RAINIER SPV, LLC

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Authorized Signatory

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Acknowledged and Agreed:

MOUNT RAINIER ACQUISITION CORP.

By:	/s/ Matthew Kearney
Name:	Matthew Kearney
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Letter Agreement]